American Century Asset Allocation Portfolios, Inc.
AMENDMENT NO. 1 TO AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 23rd day of September, 2020, by and between AMERICAN CENTURY ASSET ALLOCATION PORTFOLIOS, INC., a Maryland corporation (hereinafter called the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).
WHEREAS, the Company and the Investment Manager are parties to a certain Amended and Restated Management Agreement effective as of July 31, 2017 (“Agreement”); and
WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a new series of shares named One Choice 2065 Portfolio.
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1.Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.
2.Amendment of Schedule B. Schedule B to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.
3.Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
4.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Asset Allocation Portfolios, Inc.
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan	Charles A. Etherington
Vice President	Senior Vice President

Schedule A
Per Annum Fee Rates

J:\LG\ACAAP\Management Agreement\ACAAP Mgmt Agmt.OCP TD.July 2017-Amend No. 1 9.23.20 [Does not contain Schedule A. See PDF].doc A-1

Schedule B
Scheduled Underlying Funds

Global Bond Fund
Inflation-Adjusted Bond Fund
International Bond Fund
Short Duration Inflation Protection Bond Fund

        B-1